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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To SeraNova, Inc.:


As independent public accountants, we hereby consent to the use of our report dated March 6, 2000 (except with respect to the first paragraph of Note 13 as to which the date is March 14, 2000, the net income (loss) per share disclosure in
Note 2 as to which the date is May 12, 2000 and all other paragraphs in Note 13 as to which the date is June 13, 2000) and to all references to our Firm included in this Registration Statement on Form S-1.



                                        /s/ Arthur Andersen LLP

                                        ARTHUR ANDERSEN LLP


Roseland, New Jersey
June 15, 2000